Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
National Atlantic Holdings Corporation and Subsidiaries
Freehold, New Jersey

We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-117804 of National Atlantic Holdings Corporation and Subsidiaries of our report dated July 19, 2004, appearing in the Prospectus, which is a part of this Registration Statement and of our report dated July 19, 2004 relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the references to us under the headings “Experts” and “Change in Independent Registered Public Accounting Firm” in such Prospectus.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
September 14, 2004